Exhibit 99.1

JAMES RIVER ANNOUNCES SECOND QUARTER 2024 RESULTS

Pembroke, Bermuda, August 5, 2024 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported the following results for the second quarter 2024 as compared to the same period in 2023:

	Three Months Ended June 30,		Three Months Ended June 30,
($ in thousands, except for share data)	2024	per diluted share	2023	per diluted share
Net income from continuing operations available to common shareholders	$11,853	$0.31	$9,504	$0.25
Net (loss) income from discontinued operations	(6,853)	$(0.18)	3,785	$0.10
Net income available to common shareholders	5,000	$0.13	13,289	$0.35
Adjusted net operating income[1]	12,664	$0.33	6,647	$0.18
The Company closed the sale of JRG Reinsurance Company Ltd. ("JRG Re") on April 16, 2024. The full financials for our former Casualty Reinsurance segment have been reclassified to discontinued operations for all periods.
Net income from continuing operations available to common shareholders was $11.9 million ($0.31 per diluted share). Adjusted net operating income1 of $12.7 million ($0.33 per diluted share) for the second quarter of 2024 reflected strong investment income and profitable underwriting results from continuing operations.
Unless specified otherwise, all underwriting performance ratios presented herein are for our continuing operations and business not subject to retroactive reinsurance accounting for loss portfolio transfers ("LPTs").
Second Quarter 2024 Highlights:
▪Group combined ratio of 99.3% and adjusted net operating return on tangible common equity1 of 14.9%.
▪E&S segment combined ratio of 95.4% and positive renewal rate change of 9.1%, with the majority of the underwriting divisions reporting positive pricing increases.
▪Specialty Admitted Insurance segment combined ratio of 85.0%, with fronting and program gross written premium growth of 12.3% excluding the non-renewed workers' compensation program.
▪Net investment income increased 36.7% compared to the prior year quarter, with all asset classes reporting higher income.
1 Adjusted net operating income, tangible common equity per share and adjusted net operating return on tangible common equity are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Second Quarter 2024 Results

▪Shareholders' equity per share of $14.32 increased 0.8%2 sequentially from March 31, 2024, due to strong net income from continuing operations, while tangible common equity per share1 increased 0.2%2 sequentially.
Frank D'Orazio, the Company’s Chief Executive Officer, commented on the second quarter, “James River has continued to execute on its strategic priorities of de-risking the organization and generating attractive returns on our capital. E&S market conditions remain favorable amid accelerating submission growth and a strong rate environment during the second quarter as we continue to re-profile segments of our portfolio. While we executed an attractive retroactive reinsurance transaction last month, our Board of Directors continues its exploration of strategic alternatives for the Company that was announced in November of 2023.”
Second Quarter 2024 Operating Results
•Gross written premium of $412.2 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2024	2023	% Change
Excess and Surplus Lines	$292,836	$286,126	2%
Specialty Admitted Insurance	119,411	136,924	(13)%
	$412,247	$423,050	(3)%

•Net written premium of $181.4 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2024	2023	% Change
Excess and Surplus Lines	$161,601	$175,377	(8)%
Specialty Admitted Insurance	19,752	29,116	(32)%
	$181,353	$204,493	(11)%

•Net earned premium of $163.2 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2024	2023	% Change
Excess and Surplus Lines	$140,447	$149,611	(6)%
Specialty Admitted Insurance	22,746	23,858	(5)%
	$163,193	$173,469	(6)%
2 Percent change before $0.05 common dividends paid per share during the second quarter of 2024.
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JRVR Announces Second Quarter 2024 Results

•E&S Segment Highlights:
–For the second quarter of 2024, our casualty underwriting divisions grew 5.3% compared to the prior year quarter, led by general casualty at 14.6%.
–Renewal rate increases across the segment were 9.1% during the quarter.
–Amid moderating rate increases, more readily available capacity and increased competition, we are remaining selective in our excess property portfolio, resulting in a gross written premium decline of 27.9% in that line of business.
–Across the E&S segment, gross written premium increased 2.3% compared to the prior year quarter as most casualty underwriting divisions reported stable growth rates and continued strong submission flows.
–As mentioned previously, premium retention in the segment was lower than the prior year quarter due to the impact of a restructured casualty reinsurance treaty put in place for the segment at mid year 2023, driving the decline in net written premium.
•Specialty Admitted Insurance Segment Highlights:
–Gross written premium for fronting and program business increased 12.3% compared to the prior year quarter excluding the impact of our large workers' compensation program that was non-renewed during the second quarter of 2023.
–Gross written premium for the Specialty Admitted Insurance segment declined 12.8% compared to the second quarter of 2023, with the reduction due to the impact of the non-renewed workers' compensation program and the sale of the renewal rights of the individual risk workers' compensation business during the third quarter of 2023.
•Pre-tax favorable (unfavorable) reserve development by segment on business not subject to retroactive reinsurance accounting for loss portfolio transfers was as follows:

	Three Months Ended June 30,
($ in thousands)	2024	2023
Excess and Surplus Lines	$(10,662)	$(118)
Specialty Admitted Insurance	4	839
	$(10,658)	$721
•The second quarter of 2024 reflected $10.7 million of unfavorable reserve development in the E&S segment and minimal reserve movements in the Specialty Admitted Insurance segment. Reserve development in the E&S segment was primarily related to accident years 2017-2020 for the general liability and excess casualty lines of business. $9.7 million of the unfavorable reserve development in the E&S segment is subject to the previously disclosed combined loss portfolio transfer and adverse development cover reinsurance transaction ("E&S LPT and ADC"). The E&S LPT and ADC is effective January 1, 2024, but closed on July 2, 2024. As such, any applicable recoveries will be recognized in the third quarter of 2024.
•Additionally, the Company recognized unfavorable reserve development of $1.4 million on the reserves subject to the Commercial Auto LPT, which provides unlimited coverage. Retroactive benefits of $5.1 million were recorded in loss and loss adjustment expenses
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JRVR Announces Second Quarter 2024 Results

during the second quarter and the deferred retroactive reinsurance gain on the Balance Sheet is $13.0 million as of June 30, 2024.
•Gross fee income was as follows:

	Three Months Ended June 30,
($ in thousands)	2024	2023	% Change
Specialty Admitted Insurance	$5,565	$5,800	(4)%
•The consolidated expense ratio was 26.3% for the second quarter of 2024, which was an improvement from 28.2% in the prior year quarter. The expense ratio benefited from favorable commission expense adjustments in the Specialty Admitted Insurance segment.

Investment Results
Net investment income for the second quarter of 2024 was $24.9 million, an increase of 36.7% compared to $18.2 million in the prior year quarter. Growth in income was broad-based across the portfolio, as cash flow was deployed at higher yields. On a sequential basis, income from private investments and all other investments increased.
The Company’s net investment income consisted of the following:

	Three Months Ended June 30,
($ in thousands)	2024	2023	% Change
Private Investments	1,909	232	723%
All Other Investments	23,022	18,002	28%
Total Net Investment Income	$24,931	$18,234	37%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended June 30, 2024 was 5.0% (versus 4.3% for the three months ended June 30, 2023). The investment yield increased primarily as a result of higher market yields on fixed maturity securities and bank loans.
Net realized and unrealized losses on investments of $2.3 million for the three months ended June 30, 2024 compared to net realized and unrealized gains on investments of $1.6 million in the prior year quarter. The majority of the realized and unrealized losses during the second quarter of 2024 were related to sales in our fixed income portfolio and changes in fair values of our common stock and bank loan portfolios.
In connection with the closing of the E&S LPT and ADC, the Company transferred approximately $310.0 million in cash for the payment of the premium to counterparty State National Insurance Company, Inc.
Taxes
The Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The effective tax rate on income from continuing operations for the six months ended June 30, 2024 was 28.5%.
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JRVR Announces Second Quarter 2024 Results

Tangible Equity
Tangible equity3 of $485.3 million at June 30, 2024 decreased 0.3% compared to tangible equity of $486.6 million at March 31, 2024, as strong income from continuing operations was partially offset by a loss from discontinued operations and modest unrealized investment losses in accumulated other comprehensive income ("AOCI"). AOCI declined by $2.4 million during the second quarter of 2024 to a loss of $73.9 million, due to a decrease in the value of the Company's fixed maturity securities caused by an increase in interest rates. Excluding AOCI, tangible common equity3 increased 0.2% sequentially.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.05 per common share. This dividend is payable on Monday, September 30, 2024 to all shareholders of record on Monday, September 16, 2024.
Other
As referenced previously, the E&S LPT and ADC is effective January 1, 2024, but closed on July 2, 2024. As such, any applicable recoveries will be recognized beginning in the third quarter of 2024.
As a result of the E&S LPT and ADC, the Company expects to recognize a reduction in pre-tax income of approximately $44.0 million in the third quarter of 2024.
Conference Call
James River will hold a conference call to discuss its second quarter results tomorrow, August 6, 2024 at 8:30 a.m. Eastern Time. Investors may access the conference call by dialing (800) 715-9871, Conference ID 8370409, or via the internet by visiting www.jrvrgroup.com and clicking on the “Investor Relations” link. A webcast replay of the call will be available by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; downgrades in the financial strength rating of our regulated insurance subsidiaries impacting our ability to attract and retain insurance business that our subsidiaries write, our competitive position, and our financial condition; uncertainty regarding the outcome and timing of our exploration of strategic alternatives, and the impacts that it may have on our
3 Tangible equity and tangible common equity excluding AOCI are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Second Quarter 2024 Results

business; the amount of the final post-closing adjustment to the purchase price received in connection with the sale of our casualty reinsurance business; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; the impact of a persistently high inflationary environment on our reserves, the values of our investments and investment returns, and our compensation expenses; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk, adequately protect our company against financial loss and that supports our growth plans; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform its reimbursement obligations, and our potential inability to demand or maintain adequate collateral to mitigate such risks; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; changes in U.S. tax laws and the interpretation of certain provisions of Public Law No. 115-97, informally titled the 2017 Tax Cuts and Jobs Act (including associated regulations), which may be retroactive and could have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or its foreign subsidiary becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act of 2002, as amended; changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends; and an adverse result in any litigation or legal proceedings we are or may become subject to. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our most recently filed Annual Report on Form 10-K and Quarterly Report on 10-Q. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
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JRVR Announces Second Quarter 2024 Results

Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income, tangible equity, tangible common equity, adjusted net operating return on tangible equity (which is calculated as annualized adjusted net operating income divided by the average quarterly tangible equity balances in the respective period), and adjusted net operating return on tangible common equity excluding AOCI (which is calculated as annualized adjusted net operating income divided by the average quarterly tangible common equity balances in the respective period, excluding AOCI), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance companies. The Company operates in two specialty property-casualty insurance segments: Excess and Surplus Lines and Specialty Admitted Insurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrvrgroup.com
For more information contact:
Zachary Shytle
Analyst, Finance, Investments and Investor Relations
Investors@jrvrgroup.com
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JRVR Announces Second Quarter 2024 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data (Unaudited)

($ in thousands, except for share data)	June 30, 2024	December 31, 2023
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,114,475	$1,324,476
Equity securities, at fair value	128,564	119,945
Bank loan participations, at fair value	165,280	156,169
Short-term investments	45,977	72,137
Other invested assets	35,834	33,134
Total invested assets	1,490,130	1,705,861

Cash and cash equivalents	672,523	274,298
Restricted cash equivalents (a)	27,963	72,449
Accrued investment income	9,850	12,106
Premiums receivable and agents’ balances, net	248,995	249,490
Reinsurance recoverable on unpaid losses, net	1,417,791	1,358,474
Reinsurance recoverable on paid losses	160,555	157,991
Deferred policy acquisition costs	27,150	31,497
Goodwill and intangible assets	214,462	214,644
Other assets	468,787	457,047
Assets of discontinued operations held-for-sale	0	783,393
Total assets	$4,738,206	$5,317,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,720,198	$2,606,107
Unearned premiums	600,603	587,899
Funds held (a)	25,157	65,235
Deferred reinsurance gain	13,047	20,733
Senior debt	200,800	222,300
Junior subordinated debt	104,055	104,055
Accrued expenses	47,769	56,722
Other liabilities	339,888	333,183
Liabilities of discontinued operations held-for-sale	0	641,497
Total liabilities	4,051,517	4,637,731

Series A redeemable preferred shares	144,898	144,898
Total shareholders’ equity	541,791	534,621
Total liabilities, Series A redeemable preferred shares, and shareholders’ equity	$4,738,206	$5,317,250

Tangible equity (b)	$485,274	$485,608
Tangible equity per share (b)	$10.86	$11.13
Tangible common equity per share (b)	$9.00	$9.05
Shareholders' equity per share	$14.32	$14.20
Common shares outstanding	37,825,767	37,641,563

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are primarily sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces Second Quarter 2024 Results

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except for share data)	2024	2023	2024	2023
REVENUES
Gross written premiums	$412,247	$423,050	$743,057	$776,504
Net written premiums	181,353	204,493	319,525	375,718

Net earned premiums	163,193	173,469	334,884	342,379
Net investment income	24,931	18,234	47,563	36,659
Net realized and unrealized (losses) gains on investments	(2,305)	1,615	2,278	1,775
Other income	2,470	1,464	4,691	2,773
Total revenues	188,289	194,782	389,416	383,586

EXPENSES
Losses and loss adjustment expenses (a)	115,471	120,440	225,520	246,821
Other operating expenses	44,096	50,193	94,906	98,229
Other expenses	2,098	223	2,830	826
Interest expense	6,344	5,997	12,829	11,580
Intangible asset amortization and impairment	91	91	182	182
Total expenses	168,100	176,944	336,267	357,638
Income from continuing operations before income taxes	20,189	17,838	53,149	25,948
Income tax expense on continuing operations	5,711	5,709	15,163	8,517
Net income from continuing operations	$14,478	$12,129	37,986	17,431
Net (loss) income from discontinued operations	(6,853)	3,785	(14,958)	5,489
NET INCOME	7,625	15,914	23,028	22,920
Dividends on Series A preferred shares	(2,625)	(2,625)	(5,250)	(5,250)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,000	$13,289	$17,778	$17,670
ADJUSTED NET OPERATING INCOME (b)	$12,664	$6,647	$27,496	$19,016

INCOME (LOSS) PER COMMON SHARE
Basic
Continuing operations	$0.31	$0.25	$0.87	$0.32
Discontinued operations	$(0.18)	$0.10	$(0.40)	$0.15
	$0.13	$0.35	$0.47	$0.47
Diluted (c)
Continuing operations	$0.31	$0.25	$0.85	$0.32
Discontinued operations	$(0.18)	$0.10	$(0.33)	$0.15
	$0.13	$0.35	$0.52	$0.47

ADJUSTED NET OPERATING INCOME PER COMMON SHARE
Basic	$0.33	$0.18	$0.73	$0.51
Diluted	$0.33	$0.18	$0.72	$0.50

Weighted-average common shares outstanding:
Basic	37,869,322	37,642,289	37,801,516	37,587,359
Diluted	38,037,393	37,858,747	44,762,563	37,822,405
Cash dividends declared per common share	$0.05	$0.05	$0.10	$0.10

Ratios:
Loss ratio	73.0%	70.7%	69.6%	69.3%
Expense ratio (d)	26.3%	28.2%	27.6%	28.0%
Combined ratio	99.3%	98.9%	97.2%	97.3%
Accident year loss ratio (e)	66.0%	67.5%	66.3%	67.3%

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JRVR Announces Second Quarter 2024 Results

(a) Losses and loss adjustment expenses include benefits of $3.7 million and $7.7 million for deferred retroactive reinsurance gains for the three and six months ended June 30, 2024, respectively ($2.3 million of benefit and $9.4 million of expense in the respective prior year periods).

(b) See "Reconciliation of Non-GAAP Measures".
(c) The outstanding Series A preferred shares were dilutive for the six months ended June 30, 2024. Dividends on the Series A preferred shares were added back to the numerator in the calculation and 6,799,665 common shares from an assumed conversion of the Series A preferred shares were included in the denominator for the six month calculation.

(d) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $1.3 million and $2.6 million for the three and six months ended June 30, 2024, respectively ($1.3 million and $2.4 million in the respective prior year periods).

(e) Ratio of losses and loss adjustment expenses for the current accident year, excluding development on prior accident year reserves, to net earned premiums for the current year (excluding net earned premium adjustments on certain reinsurance treaties with reinstatement premiums associated with prior years).

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JRVR Announces Second Quarter 2024 Results

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross written premiums	$292,836	$286,126	2.3%	$506,527	$515,029	(1.7)%
Net written premiums	$161,601	$175,377	(7.9)%	$279,026	$319,877	(12.8)%

Net earned premiums	$140,447	$149,611	(6.1)%	$286,070	$298,040	(4.0)%
Losses and loss adjustment expenses excluding retroactive reinsurance	(101,533)	(105,098)	(3.4)%	(195,138)	(204,287)	(4.5)%
Underwriting expenses	(32,487)	(34,471)	(5.8)%	(66,014)	(66,646)	(0.9)%
Underwriting profit (a)	$6,427	$10,042	(36.0)%	$24,918	$27,107	(8.1)%

Ratios:
Loss ratio	72.3%	70.2%		68.2%	68.5%
Expense ratio	23.1%	23.1%		23.1%	22.4%
Combined ratio	95.4%	93.3%		91.3%	90.9%
Accident year loss ratio (b)	64.2%	66.0%		64.2%	65.9%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Ratio of losses and loss adjustment expenses for the current accident year, excluding development on prior accident year reserves, to net earned premiums for the current year (excluding net earned premium adjustments on certain reinsurance treaties with reinstatement premiums associated with prior years).
SPECIALTY ADMITTED INSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2024	2023	% Change	2024	2023	% Change
Gross written premiums	$119,411	$136,924	(12.8)%	$236,530	$261,475	(9.5)%
Net written premiums	$19,752	$29,116	(32.2)%	$40,499	$55,841	(27.5)%

Net earned premiums	$22,746	$23,858	(4.7)%	$48,814	$44,339	10.1%
Losses and loss adjustment expenses	(17,622)	(17,594)	0.2%	(38,068)	(33,086)	15.1%
Underwriting expenses	(1,708)	(5,880)	(71.0)%	(6,544)	(11,338)	(42.3)%
Underwriting profit (loss) (a), (b)	$3,416	$384	789.6%	$4,202	$(85)	—

Ratios:
Loss ratio	77.5%	73.7%		78.0%	74.6%
Expense ratio	7.5%	24.7%		13.4%	25.6%
Combined ratio	85.0%	98.4%		91.4%	100.2%
Accident year loss ratio	77.5%	77.3%		78.9%	76.9%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results for the three and six months ended June 30, 2024 include gross fee income of $5.6 million and $10.9 million, respectively ($5.8 million and $11.5 million in the respective prior year periods).

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JRVR Announces Second Quarter 2024 Results

Underwriting Performance Ratios

The following table provides the underwriting performance ratios of the Company's continuing operations inclusive of the business subject to retroactive reinsurance accounting for a loss portfolio transfer. There is no economic impact to the Company over the life of a loss portfolio transfer contract so long as any additional losses subject to the contract are within the limit of the loss portfolio transfer and the counterparty performs under the contract. Retroactive reinsurance accounting is not indicative of our current and ongoing operations. Management believes that providing loss ratios and combined ratios on business not subject to retroactive reinsurance accounting for loss portfolio transfers gives the users of our financial statements useful information in evaluating our current and ongoing operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Excess and Surplus Lines:
Loss Ratio	72.3%	70.2%	68.2%	68.5%
Impact of retroactive reinsurance	(2.6)%	(1.5)%	(2.7)%	3.2%
Loss Ratio including impact of retroactive reinsurance	69.7%	68.7%	65.5%	71.7%

Combined Ratio	95.4%	93.3%	91.3%	90.9%
Impact of retroactive reinsurance	(2.6)%	(1.5)%	(2.7)%	3.2%
Combined Ratio including impact of retroactive reinsurance	92.8%	91.8%	88.6%	94.1%

Consolidated:
Loss Ratio	73.0%	70.7%	69.6%	69.3%
Impact of retroactive reinsurance	(2.3)%	(1.3)%	(2.3)%	2.8%
Loss Ratio including impact of retroactive reinsurance	70.7%	69.4%	67.3%	72.1%

Combined Ratio	99.3%	98.9%	97.2%	97.3%
Impact of retroactive reinsurance	(2.3)%	(1.3)%	(2.3)%	2.8%
Combined Ratio including impact of retroactive reinsurance	97.0%	97.6%	94.9%	100.1%

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JRVR Announces Second Quarter 2024 Results

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit by individual operating segment and for the entire Company to consolidated income from continuing operations before taxes. We believe that the disclosure of underwriting profit by individual segment and of the Company as a whole is useful to investors, analysts, rating agencies and other users of our financial information in evaluating our performance because our objective is to consistently earn underwriting profits. We evaluate the performance of our segments and allocate resources based primarily on underwriting profit. We define underwriting profit as net earned premiums and gross fee income (in specific instances when the Company is not retaining insurance risk) less losses and loss adjustment expenses on business from continuing operations not subject to retroactive reinsurance accounting for loss portfolio transfers and other operating expenses. Other operating expenses include the underwriting, acquisition, and insurance expenses of the operating segments and, for consolidated underwriting profit, the expenses of the Corporate and Other segment. Our definition of underwriting profit may not be comparable to that of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2024	2023	2024	2023
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$6,427	$10,042	$24,918	$27,107
Specialty Admitted Insurance	3,416	384	4,202	(85)
Total underwriting profit of operating segments	9,843	10,426	29,120	27,022
Other operating expenses of the Corporate and Other segment	(8,624)	(8,548)	(19,761)	(17,830)
Underwriting profit (a)	1,219	1,878	9,359	9,192
Losses and loss adjustment expenses - retroactive reinsurance	3,684	2,252	7,686	(9,448)
Net investment income	24,931	18,234	47,563	36,659
Net realized and unrealized (losses) gains on investments	(2,305)	1,615	2,278	1,775
Other income (expense)	(905)	(53)	(726)	(468)
Interest expense	(6,344)	(5,997)	(12,829)	(11,580)
Amortization of intangible assets	(91)	(91)	(182)	(182)
Income from continuing operations before taxes	$20,189	$17,838	$53,149	$25,948

(a) Included in underwriting results for the three and six months ended June 30, 2024 is gross fee income of $5.6 million and $10.9 million, respectively ($5.8 million and $11.5 million in the respective prior year periods).

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JRVR Announces Second Quarter 2024 Results

Adjusted Net Operating Income

We define adjusted net operating income as income available to common shareholders excluding a) income (loss) from discontinued operations b) the impact of retroactive reinsurance accounting for a loss portfolio transfer, c) net realized and unrealized gains (losses) on investments, d) certain non-operating expenses such as professional service fees related to various strategic initiatives, and the filing of registration statements for the offering of securities, and e) severance costs associated with terminated employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income available to common shareholders reconciles to our adjusted net operating income as follows:

	Three Months Ended June 30,
	2024		2023
($ in thousands)	Income Before Taxes	Net Income	Income Before Taxes	Net Income
Income available to common shareholders	$10,711	$5,000	$18,998	$13,289
Loss (income) from discontinued operations	6,853	6,853	(3,785)	(3,785)
Losses and loss adjustment expenses - retroactive reinsurance	(3,684)	(2,910)	(2,252)	(1,779)
Net realized and unrealized investment losses (gains)	2,305	1,821	(1,615)	(1,276)
Other expenses	2,098	1,900	223	198
Adjusted net operating income	$18,283	$12,664	$11,569	$6,647

	Six Months Ended June 30,
	2024		2023
($ in thousands)	Income Before Taxes	Net Income	Income Before Taxes	Net Income
Income available to common shareholders	$32,941	$17,778	$26,187	$17,670
Loss (income) from discontinued operations	14,958	14,958	(5,489)	(5,489)
Losses and loss adjustment expenses - retroactive reinsurance	(7,686)	(6,072)	9,448	7,464
Net realized and unrealized investment gains	(2,278)	(1,800)	(1,775)	(1,402)
Other expenses	2,830	2,632	798	773
Adjusted net operating income	$40,765	$27,496	$29,169	$19,016

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JRVR Announces Second Quarter 2024 Results

Tangible Equity (per Share) and Tangible Common Equity (per Share)

We define tangible equity as shareholders' equity plus mezzanine Series A preferred shares and the unrecognized deferred retroactive reinsurance gain on loss portfolio transfers less goodwill and intangible assets (net of amortization). We define tangible common equity as tangible equity less mezzanine Series A preferred shares. Our definition of tangible equity and tangible common equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity and tangible common equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity and tangible common equity for June 30, 2024, March 31, 2024, December 31, 2023, and June 30, 2023.

	June 30, 2024	March 31, 2024	December 31, 2023	June 30, 2023
($ in thousands, except for share data)
Shareholders' equity	$541,791	$539,537	$534,621	$585,542
Plus: Series A redeemable preferred shares	144,898	144,898	144,898	144,898
Plus: Deferred reinsurance gain (a)	13,047	16,731	20,733	37,572
Less: Goodwill and intangible assets	214,462	214,553	214,644	217,325
Tangible equity	$485,274	$486,613	$485,608	$550,687
Less: Series A redeemable preferred shares	144,898	144,898	144,898	144,898
Tangible common equity	$340,376	$341,715	$340,710	$405,789

Common shares outstanding	37,825,767	37,822,340	37,641,563	37,619,226
Common shares from assumed conversion of Series A preferred shares	6,848,763	6,750,567	5,971,184	5,640,158
Common shares outstanding after assumed conversion of Series A preferred shares	44,674,530	44,572,907	43,612,747	43,259,384

Equity per share:
Shareholders' equity	$14.32	$14.27	$14.20	$15.56
Tangible equity	$10.86	$10.92	$11.13	$12.73
Tangible common equity	$9.00	$9.03	$9.05	$10.79

(a) Deferred reinsurance gain for the periods ending March 31, 2024 and December 31, 2023 excludes the deferred retroactive reinsurance gain of $34.0 million and $33.2 million, respectively, related to the former Casualty Reinsurance LPT in discontinued operations.
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